Michael J. Hegarty
Two Central Drive
Glen Head, New York 11354

Dear Mike:

                                                          Re: Retirement Agreement

This letter sets forth the terms of the agreement between Flushing Financial Corporation (the "Company"), Flushing Savings Bank, FSB (the "Bank") and you regarding your pending retirement. Capitalized terms used in this letter and not otherwise defined have the meanings given to them in your employment agreement with the Company dated as of November 28, 2000. For purposes of this letter, your employment agreement with the Company and your employment agreement with the Bank dated as of November 28, 2000 are collectively referred to as your "Employment Agreements."

1.	In order to provide for an orderly succession process, the Board of Directors of the Company and the Bank and you agree that on June 30, 2005 (your "Retirement Date") you will retire from your positions as President and Chief Executive Officer of the Company and the Bank and from any other positions you may have with subsidiaries or benefit plans of the Company or the Bank other than your position as a member of the Board of Directors of the Company and the Bank
2.	The parties acknowledge that upon your retirement on your Retirement Date, the amounts you are entitled to receive under your Employment Agreements are the following:
(i)	your earned but unpaid Current Salary as of your Retirement Date, plus an amount representing any accrued but unpaid vacation time and floating holidays;
(ii)	a one-time payment of $ 769,500;
(iii)	payment of your Deferred Compensation Account and Supplemental Retirement Account to which you are entitled pursuant to sections 5(b) and 5(e) of your Employment Agreements;
(iv)	payment of the $500,000 additional supplemental retirement benefit to which you are entitled pursuant to section 5(f) of your Employment Agreements;
(v)	all benefits to which you are entitled as a former employee under the Company's and the Bank's employee benefit plans and programs and compensation plans and programs; and
(vi)	the health and welfare benefits described in sections 7(b)(iv) and (v) of your Employment Agreements.
3.
The amounts referred to in clauses (i), (ii), (iii), and (iv) of paragraph 2 of this letter shall be paid to you in a lump sum in cash upon your Retirement Date to the extent permitted under Internal Revenue Code Section 409A. Any amounts not permitted to be paid upon your Retirement Date shall be paid as soon as permitted under Section 409A. To the extent payment of your Deferred Compensation Account and/or Supplemental Retirement Account is made after your Retirement Date in order to comply with Section 409A, the unpaid portion of such Accounts shall continue to be credited with earnings (or losses) as provided in sections 5(b) and 5(e) of your Employment Agreements
4.
As consideration for entering into this Retirement Agreement and the waiver and release contained herein, in the event of your death before your Retirement Date, the Company and/or the Bank shall pay or provide to your designated beneficiaries (or failing any designation, to your estate):
(i)	a lump sum death benefit in the amount of $1,069,500 in the event of death prior to May 27, 2005, or $1,019,500 in the event of death on or after May 27, 2005 but before your Retirement Date; and
(ii)
your spouse and dependents shall be provided with the health and welfare benefits identical to those described in sections 7(b)(iv) and (v) of your Employment Agreements as applicable to your spouse and dependents

Of course, you will also be entitled to receive the amounts you are entitled to receive under your Employment Agreements in the event your employment terminates on account of death, as well as all benefits to which you would be entitled as a deceased employee under the Company's and the Bank's employee benefit plans and programs and compensation plans and programs
5.	The amounts payable by the Company or the Bank under this Agreement shall be reduced by all required tax withholding with respect to such amounts
6.
In the event that a Change of Control occurs before your Retirement Date or in the event your employment with the Company or the Bank is terminated (by you or by the Company or the Bank) before your Retirement Date (other than by reason of your death) , this letter agreement shall become null and void, and your rights shall be determined under your Employment Agreements
7.
Upon payment by the Company or the Bank of the amounts set forth in paragraph 2 or 4 of this letter, the Company and the Bank shall have no further obligations to you under this letter agreement or your Employment Agreements
8.
In exchange for the consideration provided for in this Agreement, you, for yourself and your heirs, executors, administrators and assigns, forever waive, release and discharge the Company and the Bank and their respective subsidiaries, affiliates, successors and assigns, past and present officers, directors, employees and agents, and any fiduciaries of any employee benefit plan or policy of the Company or the Bank (collectively the "Bank Parties"), from any and all claims, cases, demands, causes of actions, fees and liabilities and expenses (including attorneys' fees) of any kind whatsoever, whether known or unknown, which you or they ever had or now have against the Bank Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of your execution of this agreement, including, but not limited to any tort and/or contract claims and any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Civil Rights Act of 1991, and/or any other Federal, state or local law (statutory or decisional), regulation, or ordinance; provided, however, that this waiver and release shall not waive, release or discharge any of the Bank Parties against any claim, case, demand, cause of action, fee, liability or expense relating to indemnification or limitation of liability under the Company's or the Bank's charter or bylaws, or under any indemnification agreement between you and the Company or the Bank

You acknowledge that you have been urged by the Company to consult an attorney before signing this agreement and that you have executed this agreement after having had the opportunity to consult with an attorney. You further acknowledge that: you have read this agreement in its entirety; you understand all of its terms; you knowingly and voluntarily assent to all of the terms and conditions contained herein including, without limitation, the waiver and release; you are executing this agreement, including the waiver and release, in exchange for consideration in addition to anything of value to which you are already entitled; you are not waiving or releasing rights or claims that may arise after your execution of this agreement; and that you understand that the waiver and release in this agreement is being requested in connection with your retirement from the Company and the Bank and in exchange for your receipt of consideration to which you otherwise would not be entitled

This letter agreement may not be altered, revised or amended except by an instrument in writing signed by you, the Company and the Bank.

This letter agreement, including the waiver and release contained herein, shall become effective on the eighth day following your execution of this agreement, and you may revoke it at any time prior to the effective date by giving written notice of such revocation to Anna Piacentini, the Company's Senior Vice President and Corporate Secretary.

Please indicate your agreement with the foregoing by signing in the space provided below and returning a signed copy of this letter. Please be advised that you have the right to consider this Agreement for 21 days, although you can sign it at any time before the expiration of this period.

Sincerely,
FLUSHING FINANCIAL CORPORATION
By: /s/ Anna M. Piacentini
FLUSHING SAVINGS BANK, FSB
By: /s/ John R. Buran
AGREED AND ACCEPTED
/s/ Michael J. Hegarty	Date: December 23, 2004
Michael J. Hegarty